Exhibit 5.13

[Letterhead of Goodwin & Goodwin, LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, IL 60563

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

Re:	$406 Million 10 3/4% Notes Due 2011

Ladies and Gentlemen:

     We have acted as counsel for Emcare of West Virginia, Inc., a West Virginia corporation (the “Company”), in connection with the Company’s guarantee (the “Guarantee”) of up to $406 million aggregate principal amount of 10 3/4% Senior Notes due 2011 of Laidlaw International Inc., a Delaware corporation, (formerly known as Laidlaw Investments Ltd.) (“Laidlaw”) (the “Exchange Notes”) to be issued in exchange for an equal principal amount of Laidlaw’s 10 3/4% Senior Notes due 2011 outstanding on the date hereof (the “Outstanding Notes”). The Exchange Notes will be issued pursuant to the Indenture dated as of June 3, 2003 by and among Laidlaw, as issuer, each of the subsidiary guarantors signatory thereto (the “Subsidiary Guarantors”) and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by that First Supplemental Indenture dated as of June 18, 2003 by and among Laidlaw, each of the additional guarantors signatory thereto (the “Additional Guarantors”) and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”).

     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. As to matters of fact bearing upon the opinions expressed herein, we have, without investigation, relied upon the representations given by the Company in the officers’ certificates and a certificate of the West Virginia Secretary of State. Based upon the foregoing and subject to the qualifications and limitations dated herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under West Virginia law;

2.	As of the date of the Indenture, the Company had all necessary corporate power and corporate authority to enter into, and as of the date hereof, the Company has all necessary corporate power and corporate authority to perform its obligations under the Indenture;

3.	The execution, delivery and performance by the Company of the Indenture has been authorized by all necessary action of the Company;

4.	When the Registration Statement on Form S-4 relating to the Exchange Notes becomes effective under the Securities Act of 1933, as amended (the “Securities

Act”) and the Company’s Guarantee of the Exchange Notes is executed by the Company and delivered in exchange for the Company’s guarantee of the Outstanding Notes, the Company’s Guarantee of the Exchange Notes will be validly executed and delivered and will constitute a valid and binding obligation of the Company.

     The opinions set forth herein are subject to the effect of the bankruptcy reorganization, insolvency (including all laws relating to fraudulent transfers), receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity. We have assumed that the Company’s obligations under the Guarantee are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, or promotion or attainment of the business of the Company. The foregoing opinions are limited to matters involving the laws of the State of West Virginia, and no opinion, either expressly or by implication, is expressed herein as to matters of law in any other jurisdiction.

     This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Laidlaw to be filed with the Securities and Exchange Commission in connection with the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Goodwin & Goodwin, LLP